Exhibit 99.(h)(11)

AMENDMENT
to
Transfer Agency and Service Agreement (the “Agreement”)
between
Boston Financial Data Services, Inc. (the “Transfer Agent”)
and
Each of the Entities listed on Schedule A to the Agreement (the “Funds”)

This Amendment is entered into effective as of September 1, 2009. In accordance with Section 17.1 (Amendment) of the Agreement between the Funds and the Transfer Agent as of September 1, 2004, as amended, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Section 1.1 (Terms of Appointment and Duties). Section 1.1 of the Agreement is hereby amended by adding the following new provision to subparagraph 1.1(p):

“(iii) Tax mailings and ad-hoc client mailings;”

2. Section 1.1 (Terms of Appointment and Duties). Section 1.1 of the Agreement is further amended by adding the following new subparagraphs:

“(r) upon request of the Fund for programming support and the ability to process client mailings on a non-business day and or during weekend hours to fulfill regulatory requests and/or production issues, the Transfer Agent will review such requests on a case by case and where ever reasonably possible provide such support (upon mutual agreement of the parties as to any fees or costs applicable there to);

(s) upon request of the Fund for support during off hours and non-business days to fulfill regulatory requests and/or production issues, the Transfer Agent will review such requests on a case by case and where reasonably possible provide such support (upon mutual agreement of the parties as to any fees or costs applicable there to);

(t) the Transfer Agent and the Funds shall discuss any new non-standard manual transaction processes identified, including but not limited to: (i) the requirements for such processes; (ii) any additional costs related to supporting such processes; (iii) the anticipated transaction volumes; and (iv) if the parties mutually agree, the number of non- standard manual transactions under such process as to which the fee may be waived and for what period; and

(u) the Transfer Agent agrees to provide the Funds with all unbundled written customer complaints on the same day as the Transfer Agent receives such complaints. The Transfer Agent further agrees to use commercially reasonable efforts to provide the Funds with all bundled written complaints on the same day that the Transfer Agent identifies such bundled request as containing a complaint. The Transfer Agent shall provide the Fund with verbal complaints once a week in a mutually agreed upon format.

3. Section 1.2 (Additional Services). Section 1.2 of the Agreement is hereby amended by deleting the reference to “Shareholder proxies” in the sixth line of subparagraph (a).

4. Section 1.2 (Additional Services). Section 1.2 of the Agreement is further amended by adding the following at the end of subparagraph (g) (Call Center Services:

“The Transfer Agent will provide caller assessment and first call resolution client survey. After the Transfer Agent has conducted not less than six months and not greater than nine month of client surveys, the Funds and the Transfer Agent will mutually agree to establish a service level agreement for the caller assessment and first call resolution client survey Services.”

“The Funds shall have the right, upon ninety (90) days prior written notice to the Transfer Agent at any time during the term of the Agreement, and without penalty of any kind, to perform such Call Center Services internally and discontinue using the Transfer Agent for Call Center Services. The Transfer Agent agrees to provide call center training to the Funds in accordance with the provisions of Section 7.11(iii) of the Agreement.”

5. Section 1.2 (Additional Services). Section 1.2 of the Agreement is further amended by deleting subparagraph (n) in its entirety and replacing it with the following:

“(n) Provide the Fund with periodic reports on trade activity based on parameters provided by the Fund. The Transfer Agent will send daily transaction activity files to the Fund’s 22c-2 vendor. The Transfer Agent will prepare and send letters to shareholders concerning their frequent trade activity. When instructed by the Fund, the Transfer Agent will suspend or reinstate a shareholder’s trading privileges.”

6. Section 1.2 (Additional Services). Section 1.2 of the Agreement is further amended by adding the following new subparagraph at the end of the Section:

“(o) Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Funds with the Internal Revenue Code of 1986, as amended (“Code”) or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing any required U.S. Treasury Department Forms, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion of any kind and will provide only ministerial, mechanical, printing, reproducing, and other similar assistance to the Funds. In particular, the Transfer Agent will not make any judgments or exercise any discretion in determining generally the actions that are required in connection with such compliance or when such compliance has been achieved. Except to the extent of making mathematical calculations or completing forms, in each case based on the Funds’ instructions, the Transfer Agent will not make any judgments or exercise any discretion in (1) determining generally: (a) the amounts of taxes that should be withheld on Shareholder accounts; and (b) the amounts that should be reported in or on any specific box or line of any tax form; (2) classifying the status of Shareholders and Shareholder accounts under applicable tax law; and (3) paying withholding and other taxes. The Funds will provide comprehensive instructions to the Transfer Agent in connection with all of the services that are to be provided by the Transfer Agent under this Agreement that relate to compliance by the Funds with the Code or any other tax law, including promptly responding to requests for direction that may be made from time to time by the Transfer Agent.”

7. Section 3 (Fees and Expenses). Section 3.4 (Postage) of the Agreement is hereby amended by deleting the reference to “proxies” in the second line.

8. Section 4 (Representations and Warranties of the Transfer Agent). Section 4 is hereby amended by adding a new Section 4.12 as follows:

“4.12

The Transfer Agent represents and warrants that its personnel are subject to comprehensive background checks, performed by the Transfer Agent and an independent third party, including criminal, financial and qualification checks in accordance with the Transfer Agent’s personnel policies and procedures. Pursuant to those policies, the Transfer Agent will not employ individuals whose background check uncovers: (i) a felony conviction; (ii) a misdemeanor conviction within the last seven years that resulted from a violent crime, a financial-related crime or from the distribution/sale of a controlled substance; (iii) a crime of dishonesty or a breach of trust; (iv) falsification of information or misrepresentation of oneself in completing an application of employment; (v) unsatisfactory references; (vi) unsatisfactory credit history; or (vii) an outstanding warrant related to a conviction or a felony or misdemeanor. Upon reasonable request of the Fund, the Transfer Agent shall certify to the Fund that it is carrying out the foregoing background checks in accordance with this section. All of the Transfer Agent personnel are subject to, and have acknowledged in writing, their understanding and agreement to abide by all of the Transfer Agent’s employee policies and procedures with respect to their required conduct while in the employ of the Transfer Agent, and to comply with the Transfer Agent’s confidentiality policies and procedures. The Transfer Agent’s policies prohibit its employees from using illegal drugs while on its premises or from being under the influence of illegal drugs while performing its services. Upon the reasonable request of the Fund, the Transfer Agent shall promptly address any reasonable concerns or issues raised by the Fund regarding any of the Transfer Agent’s employees performing services for the Fund under this Agreement.”

9. Section 7 (Provision of Computer Software and Hardware). Section 7 of the Agreement is hereby amended by adding the following language to the end of Section 7.7:

“The Transfer Agent maintains and will continue to maintain at each service location physical and information security safeguards against the destruction, loss, theft or alteration of the Fund’s confidential information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, as detailed in Schedule 7.7, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements. The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss information security safeguards. Further, upon the written request of the Fund with reasonable advance notice and for a proper purpose, the Fund’s information security personnel shall meet with the Transfer Agent to discuss the Transfer Agent’s information security programs (such as those detailed in Schedule 7.7) in greater detail, any such meeting to be held at a mutually agreeable location. In connection with such meeting, the Transfer Agent shall make available to the Fund such information regarding the safeguards as is reasonably necessary for the Fund’s review; however the Transfer Agent shall not be obligated to provide information that it deems, in good faith, would be (a) a risk to the overall security of (i) the Transfer Agent’s information security program, (ii) the Transfer Agent’s systems, or (iii) the confidential information of the Transfer Agent’s other clients or (b) require extraordinary effort or expense to produce. The Fund may propose commercially reasonable changes to the safeguards and the Transfer Agent agrees to discuss such safeguards and, where appropriate, give them due consideration in connection with future updates of the Transfer Agent’s information security program. If the Transfer Agent or its agents discover or are notified of that someone has violated security relating to the Fund’s confidential information, including Customer Information, the Transfer Agent will (a) notify the Fund of such violation as soon as practicable on the same day, but in no event later than twenty-four (24) hours of learning of such violation, and thereafter provide the Fund with details, once legally permitted, following its investigation, and (b) if the applicable confidential information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, and (ii) advise the Fund as to the steps being taken that are reasonably designed to prevent future similar violations.”

“The Transfer Agent maintains and shall continue to use reasonable access control procedures, which meet industry standards, in order to control and record access to its systems and to Confidential Information. The Transfer Agent shall provide the Fund (on the Transfer Agent’s Compliance Corner site) quarterly updates on the state of its Information Security Program, which will include any changes affecting the Information Security Program applicable to the Fund’s Confidential Information and how such change will impact the security and protection of the Fund’s Confidential Information.”

“The Transfer Agent does not permit physical audits of its systems by clients; however, the Transfer Agent shall provide the Fund, upon request, with accompanied visits to the Transfer Agents’ data centers and premises to view the Transfer Agents equipment, systems and operational environment. The Transfer Agent, upon the Fund’s reasonable request, shall also conduct a periodic review with the Fund of the Transfer Agent’s Confidential Information handling procedures.”

“The Transfer Agent, upon instruction of the Fund, shall destroy all of the Fund’s Confidential Information after it is no longer needed. The Transfer Agent maintains and shall continue to use reasonable processes, which meet industry standards, for the destruction of information in all cases. The Transfer Agent’s uses internal processes and works with bonded third parties in connection with its destruction process.”

“Transfer Agent maintains and shall use a reasonable Patch Management procedure to fix or patch any identified security problems in an adequate and timely manner. Under that procedure, the Transfer Agent is required to apply any applicable high priority patches on an “as soon as practicable” basis after Transfer Agent becomes aware of the need for such fix or patch. The Transfer Agent also maintains and shall continue to use a formal process for auditing any un-patched systems using vulnerability detection and configuration management tools.”

10. Section 7 (Provision of Computer Software and Hardware) of the Agreement is further amended by deleting the first three sentences of Section 7.10 of the Agreement and replacing them with the following:

“The Transfer Agent will maintain and comply with a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request the Fund may participate in such test. The Transfer Agent will provide the Fund with a letter, upon request, setting forth the results of the latest test. The Transfer Agent maintains, and will continue to maintain throughout the term of the Agreement, a disaster recovery plan and business continuity plan (the “Plans”) that is reasonably designed to permit Transfer Agent to recover from a disaster and continue providing Services to customers, including the Funds, within the recovery time objectives set forth in the Plans, or other recovery time objectives as mutually agreed to by the Parties. The Plans include, but not be limited to, recovery strategy, documented recovery plans covering all areas of operations necessary to delivering the Services pursuant to the Agreement, vital records protection and testing plans. The Plans also provide, without limitation, for off-site backup of critical data files, information, software, documentation, forms and supplies, as well as alternative means of transmitting and processing information. The Plans further provide for recovery after both short and long term disruptions in facilities, and data processing equipment.”

11. Section 11 (Fund Confidential Information). Section 11.1 of the Agreement is hereby amended by amending the definition of “Fund Confidential Information” to include “any information that the Fund has notified the Transfer Agent relates to a pending announcement by a Fund,”

12. Section 13.1 (Termination of Agreement). Section 13.1 of the Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following:

“The initial term of this Agreement shall commence on September 1, 2009 and shall expire on August 31, 2014 (the “Initial Term”), unless: (i) terminated by the Funds upon one hundred eighty (180) days’ prior written notice to the Transfer Agent, or by the Transfer Agent upon one hundred eighty (180) days’ prior written notice to the Funds; or (ii) earlier terminated pursuant to this Article 13, subject to Section 13.3.”

13. Section 14 (Fund Records). Section 14 is hereby amended by adding a new Section 14.8 as follows:

“14.8 Transfer Agent shall cooperate with the Funds’ independent public accountants and shall take all reasonable actions to provide any information reasonably requested by such accountants for the expression of their opinion, as required by the Funds.”

14. Section 17 (Miscellaneous). Section 17 is hereby amended by deleting subsection 17.4 in its entirety and replacing it with the following:

17.4 Consequential Damages. Except for intentional violations of Section 11 of this Agreement and subject to the limit noted herein, neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder. The Transfer Agent’s aggregate liability during any term of this Agreement for special, indirect or consequential damages under this Section in connection with intentional violations of Section 11 shall not exceed the aggregate of six (6) months of fees, but not including reimbursable expenses, received hereunder by the Transfer Agent for all of the Funds covered by this Agreement.

15. Section 17 (Miscellaneous). Section 17 is hereby amended by adding new subsection 17.13 which shall read as follows:

{17.13. Identity Theft Prevention. The Transfer Agent has developed and maintains a program of policies, procedures and controls to assist the Fund in its compliance with applicable identity theft regulatory requirements. The Transfer Agent’s program and controls are reasonably designed to assist in the detection of violations of those requirements. The Transfer Agent agrees to report any detected violations to the Fund in accordance with agreed upon procedures and to provide annual certification to the Fund with respect to its controls.”}

16. Schedule A (Funds and Portfolios). Schedule A to the Agreement dated November 18, 2008 is superseded and replaced with the Schedule A dated September 1, 2009 and attached hereto.

17. Schedule 1.2(f) (AML Delegation). Schedule 1.2(f) to the Agreement dated September 1, 2004 is hereby replaced and superseded by the Schedule 1.2(f) dated September 1, 2009, attached hereto.

18. Schedule 1.4 (Monitoring, Tracking and Resolving As Of Transactions). Schedule 1.4 is amended by adding the following sentence at the end of the Schedule: “This Schedule may be amended from time to time upon the mutual written agreement of the parties.”

19. Schedule 3.1. (Fees and Expenses) Schedule 3.1 to the Agreement dated September 1, 2004, as amended on March 1, 2009, is superseded and replaced with Schedule 3.1 dated September 1, 2009 to August 31, 2014 attached hereto.

20. Schedule 7.7 (Information Protection). The Agreement is hereby amended to add new Schedule 7.7 (Information Protection), attached hereto, to the Agreement:

21. Schedule 12.3 (Performance Measurement Standards and Account Service Fee Reductions and Incentives). Schedule 12.3 of the Agreement dated September 1, 2004 is hereby superseded and replaced with Schedule 12.3 dated September 1, 2009, attached hereto.

22. Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

23. Schedules Incorporated. All schedules referenced in this Amendment are incorporated herein.

24. Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

REVISED page 7

25. Counterparts Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

BOSTON FINANCIAL DATA SERVICES, INC.	EACH OF THE ENTITIES SET FORTH ON SCHEDULE A TO THE AGREEMENT

By:	By:

Name: Richard J. Attl	Name: Scott Evans

Title: Senior Vice President	Title: President

SCHEDULE A
Funds and Portfolios
Dated: September 1, 2009

TIAA-CREF Funds
Large-Cap Growth Fund
International Equity Fund
Growth & Income Fund
Money Market Fund
Social Choice Equity Fund
Equity Index Fund
Large-Cap Value Fund
Mid-Cap Growth Fund
Mid-Cap Value Fund
Small-Cap Equity Fund
Real Estate Securities Fund
Inflation-Linked Bond Fund
Bond Fund
S&P 500 Index Fund
Large-Cap Growth Index Fund
Large-Cap Value Index Fund*
Mid-Cap Blend Index Fund*
Mid-Cap Growth Index Fund*
Mid-Cap Value Index Fund
Small-Cap Blend Index Fund
Small-Cap Growth Index Fund*
Small-Cap Value Index Fund *
International Equity Index Fund
High-Yield Fund
Bond Plus Fund
Short-Term Bond Fund
Tax-Exempt Bond Fund
Managed Allocation Fund
Lifecycle Fund - 2010 Fund
Lifecycle Fund - 2015 Fund
Lifecycle Fund - 2020 Fund
Lifecycle Fund - 2025 Fund
Lifecycle Fund - 2030 Fund
Lifecycle Fund - 2035 Fund
Lifecycle Fund - 2040 Fund
Lifecycle Fund - 2045 Fund
Lifecycle Fund - 2050 Fund
Lifecycle Retirement Income
Enhanced International Equity Index
Enhanced Large-Cap Growth Index
Enhanced Large-Cap Value Index

*These Funds are to be merged into other TIAA-CREF funds. The anticipated merger date is June, 2009.

SCHEDULE 1.2(f)

AML Delegation
Dated: September 1, 2009

1.          Delegation. In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder, (collectively, the “USA PATRIOT Act”), the Fund has developed and implemented a written anti-money laundering program (the “AML Program”), which is designed to satisfy the requirements of the USA PATRIOT Act. Under the USA PATRIOT Act, an entity can elect to delegate certain duties with respect to the implementation and operation of its AML Program to a service provider, including its transfer agent. The Fund is desirous of having the Transfer Agent, perform certain delegated duties pursuant to the AML Program with respect to the Shareholder accounts that are the subject of this Agreement and the Transfer Agent desires to accept such delegation.

2.          Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those duties that have been expressly delegated on this Schedule 1.2(f) (the “Delegated Duties”), as may be amended from time to time. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

3.          Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiner.

4.          Delegated Duties. Consistent with the Services provided by the Transfer Agent and with respect to the beneficial ownership of, and transactions in, interests in the Funds for which the Transfer Agent maintains the applicable Account Owner and Designated Beneficiary information and for which the transaction information is maintained on the Transfer Agent’s transfer agent system, the Transfer Agent shall:

             (a) Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;

             (b) Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;

             (c) Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis;

             (d) Review redemption transactions that occur within thirty (30) days of an account establishment or registration change or banking information change;

             (e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

             (f) Review accounts with small balances followed by large purchases;

             (g) Review accounts with frequent activity within a specified date range followed by a large redemption;

             (h)          Review purchase and redemption activity per tax identification number (“TIN”) within the Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

             (i)           Monitor and track cash equivalents under $10,000 for a rolling twelve-month period; if the threshold is exceeded, file IRS Form 8300 and issue the Shareholder notices as required by the IRS;

             (j)           Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(k)          Compare all new accounts and registration maintenance through the Known Offenders database and notify the Fund of any match. Review accounts to identify those established by Known Offenders attempting fraud and once identified, freeze such accounts;

(l) Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

             (m)          (i) Verify the identity of any person seeking to open an account with the Fund, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

             (n)          Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.

(o) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

5.          Supervision by the Fund. In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC then the Transfer Agent shall also immediately notify the Fund unless prohibited by applicable law. The Transfer Agent shall make available on the Transfer Agent’s Compliance Dashboard, which is accessible by the Fund, quarterly updates of certain regulatory reports filed by the Transfer Agent. Upon written request by the Fund, the Transfer Agent shall make available to the Fund copies of the Transfer Agent’s policies and procedures utilized to perform the duties delegated under this Schedule 1.2(f).

The Transfer Agent shall also allow a representative of the Fund (or its agents) access to the Transfer Agent’s premises and personnel, subject to the provisions of Section 1.3 of the Agreement, to examine how the Transfer Agent performs such delegated duties.

SCHEDULE 3.1

FEES AND EXPENSES
Effective: September 1, 2009 to August 31, 2014

I.

In consideration for the Services provided by the Transfer Agent, the Fund agrees to compensate or cause to be compensated the Transfer Agent as follows (these fees are subject to reduction on a monthly basis as outlined in the Schedule 12.3 Performance Measurement Standards and Account Service Fee Reductions):

A.	Annual Account Service Fees

The status of each Account will be determined after the completion of the last business day of each month. In the event that the Fund or their respective designees internalized certain functions, the Transfer Agent agrees to renegotiate the following service fees:

	Open Accounts*:	$9.25 per Account per year

	NSCC Accounts:	$6.00 per Account per year

	Closed Accounts:	$1.45 per Account per year

	IRA Accounts:	$10.00 per Social Security Number

	Telephone Calls:	$1.40 per minute +

	Non-Standard Manual Transactions	$3.00 per item

	Non-Standard Correspondence Items	$3.00 per item

* An “Open Account” refers to any account on the Transfer Agent’s system that does not have a “Closed” flag on it.
+Additional fees apply for Call Center service provided during NYSE Holidays in accordance with Section 1.2(g).

B.	Out-of-Pocket Expenses

Reasonable “Out-of-Pocket Expenses” include, but are not limited to, reasonable Out-of-Pocket expenses incurred by the Transfer Agent in connection with the services for: computer programming, the Compliance+ Program, NSCC charges, image workstations, records retention, disaster recovery, lost shareholder search and tracking, escheatment, state tax reporting, literature orders, literature management, AML fees, FAN, TA2000 Voice and VISION usage, transcripts, bank processing (including, but not limited to, deposit and check processing, returned check, wire and overdraft fees), confirmation production, postage, forms, microfilm, microfiche, mailing and tabulating proxies, records storage, telephone (i.e. telephone line charges, faxes, audio response, transmissions), intranet or other system configuration charges, and other TA2000 features or modules requested by the Fund that are not currently utilized (e.g. omnibus transparency, etc.). In addition, the Fund will reimburse or cause to be reimbursed any other reasonable Out-of-Pocket Expenses incurred by the Transfer Agent at the request of or with the consent of the Fund. Any such Out-of Pocket Expenses or advances incurred by the Transfer Agent will be billed to the Fund at cost and the Transfer Agent will impose no additional mark-up. All Out-of-Pocket Expenses submitted to the Fund must be thoroughly documented with appropriate back-up documentation to the reasonable satisfaction of the Fund.

C.	Discretionary Projects And Services

The following amounts for Discretionary Projects and Services may be updated annually.

(i)	New Fund/Portfolio Implementation	$1,500 per Cusip

(ii)	Rush Fee if < 60 day notice	$1,000 per Cusip (*Note 3)

(iii) TA2000 Voice Product Support
	Changes to TA2000 Voice workflow or scripting	$125 per hour

(iv)	FAN (Financial Access Network) Support	$125 per hour

(v) Reporting
	TA2000 ad hoc report	$50 per report (*Note 1)
	TA2000 ad hoc mainframe report requiring Programming	$125 per hour
	TA2000 Bundle Changes	$125 per event

(vi) Fund Option Changes
	Updates to existing Funds on TA2000	$125 per hour
(e.g. cusip changes, name changes, etc.)

(vii)	Transmission Requests
	Requests to implement inbound or outbound Transmissions	$2,000 per transmission
	Requests to update client specific criteria used to Generate outbound transmissions	$125 per hour

(viii)	Programming Resources
	DST dedicated programmer	$165,000 per year (*Note 2)
	Programming overage charge	$195 per hour
	Business Analysts	$125 per hour (*Note 2)
	Literature Management	$125 per hour

II. Each month the Transfer Agent will submit a fee statement at a rate of 1/12 of the annual fee for payment by the Fund as provided for in Section 3 of this Agreement. The fees described above shall be itemized separately apart from any recoverable Out-of-Pocket.

*ADDITIONAL NOTES

1.

On-Request Reporting is included in the account service fees, but will be capped at $85,000 for both Mutual Funds and State Plans in total. Any additional reporting above the $85,000 will be billable as a reimbursable expense.

2.

Programming for 1,440 Technical Hours for Mutual Funds and 1,440 Technical Hours for State Plans is included in the account service fees. Also included in the account service fees is up to $80,000 for Boston Financial Business/Technical Resources. Any additional programming needs above the noted amounts will be billable.

3.

New Fund Implementation is included in the account service fees up to $10,000 annually for both Mutual Funds and State Plans in total. Any additional fund implementation in excess of the $10,000 will be billable.

SCHEDULE 7.7
INFORMATION PROTECTION

Information Security Program. The Transfer Agent and its affiliates have formal Information Security Programs that were established and exist as a working roadmap for their security. In performing the services, the Transfer Agent shall comply at all times with such Information Security Program. Throughout the term of this Agreement, the Transfer Agent shall maintain reasonable backup and security procedures in accordance with its internal policies and procedures for the protection and safekeeping of the data processing files containing the information and data of the Fund. Such polices and procedures are subject to change; provided, however, that the protections afforded thereby will not be diminished in comparison with those provided by the Transfer Agent to the Fund as of the execution of this Agreement. The Transfer Agent will be reasonably available to meet with and provide assurances to the Fund concerning its backup procedures as well as its security procedures.

The Information Security Programs include the following:

➢	Security Policies, Control Standards and Guidelines
➢	Risk and Vulnerability Assessments
➢	Access and Control of Data
➢	Security Threats Management
➢	Incident Handling Processes and Procedures
➢	Application Development Security Standards
➢	Security Education and Awareness Program

Information Security Team. The Transfer Agent has a dedicated Information Security team responsible for the management of the Information Security Program. This involves creating, administering, and overseeing policies and procedures designed to prevent, detect, contain and correct security breaches. Executive guidance will be provided when appropriate.

The Information Security team reviews the security policies of the Transfer Agent on a regular basis. All policies are periodically reviewed. The Transfer Agent also regularly reviews regulatory changes as they pertain to information security and oversees that appropriate steps are taken to meet applicable requirements. The information security policies and standards of the Transfer Agent are reasonably designed to be consistent and evolve with ISO17799, HIPAA, Data Protection Act of 1998, Basel, EU Privacy Directive, IS Forum Standards, and FFIEC Information Security IT Examination Booklet, to the extent the Transfer Agent reasonably deems them applicable to its business.

Detection and Monitoring of Security Threats. The Transfer Agent employs intrusion detection systems, anti-virus software, and an automated security monitoring, analysis and response system to identify, manage, and counter security threats as well as monitor policy adherence. The Transfer Agent also performs annual penetration tests conducted by an independent 3rd party to validate the security of the networks of the Transfer Agent. The Transfer Agent may also use third party security reviews to support its security efforts when necessary.

Incident Reporting. The Transfer Agent has an incident response process to deal with alerts or suspicious activities observed on the Transfer Agent’s networks. This process is reviewed for validity and effectiveness for the purpose.

Security Awareness Training. The Transfer Agent has mandatory annual security awareness training for all of its employees. Additional targeted training for technical staff, application developers, and others is also conducted as needed.

Undertakings by the Transfer Agent. All of the foregoing policies and procedures are subject to regular review and modification without notice, it being agreed that no change to the foregoing shall diminish the over-all level of security and protections afforded to the Confidential Information (including Customer Information) as maintained on the systems and at the facilities of the Transfer Agent.

SCHEDULE 12.3

PERFORMANCE MEASUREMENT STANDARDS
AND ACCOUNT SERVICE FEE REDUCTIONS AND INCENTIVES